As filed with the Securities and Exchange Commission on December 2, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CID HoldCo, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	99-2578850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

SEE ID, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

Edmund Nabrotzky

Chief Executive Officer

561 S Cameron St., Suite100

Las Vegas, Nevada 89118
(303) 332-4122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gerry Williams
Penny J. Minna
DLA Piper LLP (US)
One Atlantic Center
1201 West Peachtree Street, Suite 2900
Atlanta, GA 30309
(404) 736-7891

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filed	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by CID HoldCo, Inc. (the “Company” and the “Registrant”) for the purpose of registering 2,032,521 shares of the Company’s common stock, par value of $0.001 per share (the “Common Stock”), that may be issued pursuant to awards outstanding under the under the SEE ID, Inc. 2021 Equity Incentive Plan (the “SEE ID Plan”).

On June 18, 2025 (the “Closing Date”), the Company consummated the transactions contemplated by that certain Business Combination Agreement, dated March 18, 2024 (the “Business Combination Agreement”), by and among the Company, ShoulderUp Technology Acquisition Corp, a Delaware corporation (“SUAC”), ShoulderUp Merger Sub, Inc., a Delaware corporation (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware Corporation (“SEI Merger Sub”) and SEE ID, Inc., a Nevada corporation (“SEE ID”). Pursuant to the Business Combination Agreement, on the Closing Date, (i) ShoulderUp Merger Sub merged with and into SUAC (the “ShoulderUp Merger”), with SUAC surviving the ShoulderUp Merger as a wholly-owned subsidiary of the Company; and (ii) simultaneously with the ShoulderUp Merger, SEI Merger Sub merged with and into SEE ID (the “SEE ID Merger”), with SEE ID surviving the SEE ID Merger as a wholly-owned subsidiary of the Company (the “Surviving Company”).

In connection with and upon the consummation of the transactions contemplated by the Business Combination Agreement and in accordance with the Business Combination Agreement, the SEE ID Plan was assumed by the Company. This Registration Statement is being filed by the Company to register 2,032,521 shares of Common Stock which may be issuable pursuant to outstanding stock options, which were assumed by the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

●	The current report on Form 8-K filed by the Company with the Commission on June 26, 2025 (File No. 001-42711), which contains the Registrant’s audited consolidated financial statements for the years ended December 31, 2024 and December 31, 2023 and the condensed consolidated financial statements (unaudited) for the quarter ended March 31, 2025, for which such statements have been filed;

●	The quarterly reports on Form 10-Q filed by the Company with the Commission on August 20, 2025 (File No. 001-42711) and November 13, 2025 (File No. 001-42711), which contains the Registrant’s condensed consolidated financial statements (unaudited) for the quarter ended June 30, 2025 and September 30, 2025, respectively;

●	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the document referred to in (1) above; and

●	The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on June 20, 2025 (File No. 001-42711) under the Exchange Act, including any amendment or report filed for the purpose of updating such description

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our Amended and Restated Certificate of Incorporation (the “Charter”) and our Amended and Restated Bylaws provide that the Company, to the full extent permitted by Delaware law shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Company may to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under the Charter or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

1.	The undersigned Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions set forth above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

3.1	Amended and Restated Certificate of Incorporation of CID HoldCo, Inc. (incorporated by reference to Exhibit 3.1 to CID HoldCo, Inc.’s Current Report on Form 8-K filed with the SEC on June 25, 2025)
3.2	Bylaws of CID HoldCo, Inc. (incorporated by reference to Exhibit 3.2 to CID HoldCo, Inc.’s Current Report on Form 8-K filed with the SEC on June 25, 2025)
5.1*	Opinion of DLA Piper (US).
23.1*	Consent of DLA Piper (US) (contained in Exhibit 5.1).
23.2*	Consent of Berkowitz Pollack Brant Advisors + CPAs.
23.3*	Consent of Wolf & Company, P.C.
24.1*	Power of Attorney (included on signature page).
99.1*	SEE ID, Inc. 2021 Equity Incentive Plan
107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on this December 2, 2025.

CID HoldCo, Inc.

By:	/s/ Edmund Nabrotzky
Name:	Edmund Nabrotzky
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edmund Nabrotzky, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this registration statement on Form S-8 has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Name	Title	Date

/s/ Edmund Nabrotzky Edmund Nabrotzky	Chief Executive Officer and Director (Principal Executive Officer)	December 2, 2025

/s/ Charles Maddox Charles Maddox	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	December 2, 2025

/s/ Jeff Saling Jeff Saling	Director	December 2, 2025

/s/ David Carlson David Carlson	Director	December 2, 2025

/s/ Sheldon Paul Sheldon Paul	Director	December 2, 2025

/s/ Phyllis Newhouse Phyllis Newhouse	Director	December 2, 2025

/s/ Janice Bryant Howroyd Janice Bryant Howroyd	Director	December 2, 2025

/s/ Walter Skowronski Walter Skowronski	Director	December 2, 2025